Exhibit 99.1

TTM Technologies, Inc.	Contact: Sameer Desai, Senior Director, Corporate Development & Investor Relations sameer.desai@ttmtech.com 714-327-3050

TTM Technologies, Inc. Announces Repayment and Settlement of Convertible Bonds

Santa Ana, CA – December 15, 2020 - TTM Technologies, Inc. (NASDAQ:TTMI), today announced that it has repaid and settled its 1.75% Senior Convertible Notes due December 15, 2020 (the “Notes”). TTM had elected a Combination Settlement to settle the Notes, which resulted in repayment of the entire principal value of approximately $250 million dollars in cash and the delivery of approximately 5.3 million shares of Common Stock to the holders of the Notes that requested conversion. TTM exercised previously purchased calls to deliver the shares resulting in no issuance of primary shares and no dilution to shareholders.

“TTM’s financial discipline has delivered strong cash flow in recent years and, along with the strategic decision to divest its Mobility Business Unit, has enabled the company to repay $400 million of its Term Loan B on July 29, 2020 and today repay its convertible bonds,” said Tom Edman, President and CEO. “With a strengthened balance sheet, TTM is well positioned for the future.”

The Notes have settled today, December 15, 2020 and TTM will no longer have convertible bond obligations, however, the warrants issued in conjunction with the Notes remain outstanding and expire ratably from March 2021 through January 2022.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and a global designer and manufacturer of RF and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of COVID-19, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.